Exhibit 10.17

Execution Version

JPMorgan Chase Bank, National Association

New York Branch

383 Madison Avenue

New York, NY, 10179

February 5, 2020

To:	Integra Lifesciences Holdings Corporation 1100 Campus Road Princeton, NJ 08540
	Attention:	Treasurer
	Telephone No.:	(609) 275-0500
	Facsimile No.:	(609) 750-4264

Re:	Issuer Forward Repurchase Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association, New York Branch (“Dealer”) and Integra Lifesciences Holdings Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or the Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their affiliates and amounts due under the Agreement shall not be subject to any right of set-off under any such other agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 5, 2020

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “IART”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	The second Exchange Business Day following the Trade Date

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as the Calculation Agent and the parties shall work in reasonable good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon written request by Counterparty, the Calculation Agent will promptly (and in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a written summary and a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation); provided, however, that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the second Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that Dealer shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any date that is on or after the Scheduled Earliest Acceleration Date by written notice (the “Acceleration Notice”) to Counterparty no later than 8:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), Dealer shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, and Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) determine that such Averaging Date is a Disrupted Day in full, in which case, the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price and the Scheduled Final Averaging Date shall be postponed in accordance with Modified Postponement (as modified herein) and/or (ii) determine that such

Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day. If a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	In the event Dealer concludes, in its good faith, reasonable judgment, based on commercially reasonable discretion and upon the advice of counsel, that it is appropriate, with respect to any legal, regulatory or self-regulatory requirements or policies and procedures generally applicable to accelerated share repurchase transactions, consistently applied, and imposed by, or related to its compliance with, applicable law, for it to refrain from or decrease any market activity, and in order to maintain, establish or unwind a commercially reasonable hedge position, on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The second Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation.

Settlement Date:	The date that falls one Settlement Cycle following the earlier of (i) the delivery of the Acceleration Notice and (ii) the Scheduled Final Averaging Date.

Settlement:	On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Price Adjustment Amount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Shares delivered on the Initial Share Delivery Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Averaging Date, dollar volume weighted average price per Share for such day based on transactions executed during such day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as reported at 4:15 p.m. New York City time on such day on Bloomberg Page “IART <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined and in a commercially reasonable manner by the Calculation Agent using a volume weighted method.

Price Adjustment Amount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the declaration or payment of Dividends shall not be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement, which adjustments shall be limited to changes in volatility, interest rates, stock loan rate, adjustments to account for the effect of, or liquidity relevant to the Shares or to such Transaction taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%.” If the Calculation Agent makes any adjustment to the terms of this Transaction upon any particular Announcement Event of a Tender Offer, then the Calculation Agent shall make a further adjustment to the terms of the same Transaction upon any announcement regarding the abandonment of any such event that gave rise to the original Announcement Event.

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 10 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable, provided that it shall not constitute a Hedging Disruption if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable, provided that it shall not constitute a Increased Cost of Hedging if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Loss of Stock Borrow:	Applicable, provided that it shall not constitute a Loss of Stock Borrow if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable; provided that it shall not constitute a Increased Cost of Stock Borrow if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer; provided that all determinations, adjustments and calculations by Dealer acting in such capacity shall be made in a good faith and commercially reasonable manner (it being understood that Hedging Party shall be subject to the requirements of the second paragraph under “Calculation Agent” above).

Determining Party:	For all Extraordinary Events, Dealer; provided that all determinations, adjustments and calculations by Dealer acting in such capacity shall be made in a good faith and commercially reasonable manner (it being understood that Determining Party shall be subject to the requirements of the second paragraph under “Calculation Agent” above).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a)	Account for payments to Counterparty:

Bank:	Bank of America
Wire ABA#	026009593
Acct No.:	3756327238
Beneficiary:	Integra LifeSciences Corp
Ref:	BOFAUS3N

Account for delivery of Shares to Counterparty:

Acct ID: 00178015
Company ID: 00547484
CUSIP: 457985AH2 or 457985AG4

(b)	Account for payments to Dealer:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:	021000021
Acct No.:	099997979
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives
Account for delivery of Shares to Dealer:
DTC 0352

4. Offices:

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

JPMorgan Chase Bank, National Association

New York Branch

383 Madison Avenue

New York, NY, 10179

5. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Integra LifeSciences Holdings Corporation

1100 Campus Road,

Princeton NJ, 08540
Attention:	Treasurer
Telephone No.:	(609) 275-0500
Facsimile No.:	(609) 750-4264

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg_ny_corporate_sales_support@jpmorgan.com

With a copy to:

Attention:	Sanjeet S. Dewal
Title:	Executive Director
Telephone No.:	212-622-8783
Email Address:	sanjeet.s.dewal@jpmorgan.com

6. Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its Affiliates (as defined in the Agreement) responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e) Without the prior written consent of Dealer, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period, other than the purchase of 134,667 Shares in connection with the issuance of Convertible Notes (as defined below).

Notwithstanding the foregoing, nothing in this Section 6(e) or this Confirmation shall prohibit or apply to the following (each, a “Permitted Purchase”): (i) any repurchase of Shares by or on behalf of Counterparty from holders of awards granted under Counterparty’s equity incentive plans for the purpose of paying the tax withholding obligations arising from vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards, or (ii) any de minimis purchase of Shares by or on behalf of Counterparty in connection with any 401(k), dividend reinvestment or similar plan for participating employees or directors of Counterparty or its affiliates, or any options exercised thereunder. Notwithstanding the foregoing or anything herein to the contrary, (i) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan of Counterparty in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty”) each being used herein as defined in Rule 10b-18), and (ii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18) and are not expected to result in market transactions, in each case, without the consent of Dealer.

7. Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) As of the Trade Date, Counterparty will not be engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act, and it is not aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(ii) Counterparty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Confirmation has been duly authorized, executed and delivered by Counterparty and (assuming due authorization, execution and delivery thereof by Dealer) constitutes a valid and legally binding obligation of Counterparty, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto. Counterparty has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Shares and deliver any Shares in accordance with the terms hereof.

(iii) The execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Confirmation, and the consummation of the transactions herein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of their respective assets or (C) any agreement or instrument filed as an exhibit to Counterparty’s Form 10-K for the year ended December 31, 2018 (as updated by subsequent filings) to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject.

(iv) All governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v) As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 11(a) below, none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares.

(vi) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(vii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(viii) As of the Trade Date for each Transaction hereunder, such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of an accelerated share repurchase program to effect the Share repurchase program.

(ix) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(x) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD $50,000,000 as of the date hereof.

(xi) Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to the Transaction.

(xii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xiii) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(xiv) To the Company’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xv) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty and Dealer each acknowledges to the other that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty and Dealer each represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8. Additional Representations, Warranties and Covenants of Dealer.

In addition to the representations, warranties and covenants in this Agreement, Dealer represents, warrants and covenants to Counterparty that:

(a) In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during a Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); and provided further that, without limiting the generality of the first sentence of this Section 8(a), Dealer shall not be responsible for any failure to comply with (i) Rule 10b-18(b)(1) to the extent that Counterparty has failed to comply with Section 7 hereof or (ii) Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3); and provided, further, that Dealer shall not make any purchase in reliance on the “one block per week” exception provided for in clause (b)(4) of Rule 10b-18 under the Exchange Act.

(b) Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to any Transaction do not have access to material nonpublic information regarding Issuer or the Shares.

(c) In connection with each Transaction, Dealer represents and warrants to Counterparty that it has not, at any time before the Trade Date for such Transaction, discussed any offsetting transaction(s) in respect of such Transaction with any third party.

(d) Dealer shall provide, reasonably following a request by the Counterparty (but in no event may the Counterparty make such request more than once per calendar week) a report by electronic mail to the Counterparty stating the VWAP Price for each Averaging Date to, but excluding, such date of request, along with such other information as may be reported on Bloomberg as Counterparty may reasonably request, subject in all respects to Dealer’s policies and procedures in respect of the Transaction (including, without limitation, relevant information barriers). For the avoidance of doubt and notwithstanding anything to the contrary in the immediately preceding sentence, the VWAP Price for purposes of this Master Confirmation shall be determined pursuant the language opposite the caption “VWAP Price” in Section 1 of this Master Confirmation under the heading “Valuation” and not on the basis of, or by reference to, any such report.

9. Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d) Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

10. Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any of the other terms of the Transaction (including without limitation, the Number of Shares to be Delivered and the Price Adjustment Amount) in a commercially reasonable manner as the Calculation Agent determines appropriate to account for the economic effect of the Transaction Announcement (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero pursuant to the proviso to such definition). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other similar announcement that in the reasonable judgment of the Calculation Agent is bona fide and is reasonably likely to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c) “Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “85%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration receivable by Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

11. Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Dealer would owe Counterparty the Payment Obligation and Counterparty does not elect to require Dealer to satisfy such Payment Obligation by the Share Termination Alternative in whole, Dealer shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable , with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in good faith and in a commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(d) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(e) Transfer and Assignment. Notwithstanding anything to the contrary in the Agreement, without the consent of Counterparty, Dealer may assign any of its rights or duties hereunder to any one of its Affiliates that has a long-term issuer rating that is equal to or greater than the higher of Dealer’s credit rating, as specified by at least one of Standard & Poor’s and Moody’s, at the time of such transfer or assignment and such credit rating on the date of this Master Confirmation; provided that, at the time of such transfer or assignment (i) Counterparty will not be required to pay (including a payment in kind) to the transferee any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; and (ii) Counterparty will not receive any payment (including a payment in kind) from which an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement), in excess of that which Dealer would have been required to so withhold or deduct in the absence of such transfer or assignment, except to the extent that the transferee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in respect of such excess.

(f) Additional Termination Events. The following shall each constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement:

(i) during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation) on two consecutive Exchange Business Days, in which event the second such Exchange Business Day will be the Early Termination Date; and

(ii) at any time during the Relevant Period, Counterparty declares or pays any Dividend (as defined above) to holders of record as of any date occurring prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date.

(g) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”;

(iv) Section 11.2(e)(v) of the Equity Definitions is amended by adding the words “at a premium to the current market price thereof (other than in connection with Permitted Purchases)”;

(v) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(vi) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vii) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(h) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Early Unwind. Notwithstanding anything to the contrary in the Agreement, in the event the offering of Convertible Notes is not consummated for any reason by 5:00 p.m. (New York City time) on February 7, 2020 (or such later date as agreed upon by the parties) (February 7, 2020 or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction, including, for the avoidance of doubt, any obligation of Dealer to deliver any Shares and Counterparty’s obligation to make any payment with respect thereto, shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that if, after the Purchase Agreement is executed and delivered, such offering of the Convertible Notes is not consummated as a result of a failure by Counterparty to satisfy any condition specified in Section 6 of the Purchase Agreement, Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining, reestablishing or adjusting any hedge or related trading position) and purchase from Dealer any Shares acquired by Dealer or one of more of its affiliates in connection with the establishment of Dealer’s initial hedge position with respect to the Transaction at the price equal to Dealer’s or such affiliate’s cost of acquiring such Shares (as determined by Dealer in its sole judgment). The amount of any such reimbursement shall be determined by the Calculation Agent in its sole good faith discretion. The Calculation Agent shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section 11(j), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(k) Convertible Notes. “Convertible Notes” means the 0.50% Convertible Senior Notes due 2025 (issued by Counterparty pursuant to an indenture to be dated February 7, 2020 between Counterparty and Citibank, N.A., as trustee) in an aggregate principal amount of USD $500,000,000.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(m) Termination Currency. The Termination Currency shall be USD.

(n) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(o) Tax Matters

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iii) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Counterparty shall provide to Dealer, and Dealer shall provide to Counterparty, a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided has become obsolete or incorrect. Additionally, Counterparty or Dealer shall, promptly upon reasonable request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(iv) Tax Representations.

(A)

For the purpose of Section 3(f) of the Agreement, Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a) (3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii). For the purpose of Section 3(f) of the Agreement, Dealer is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)

For purposes of Section 3(e) of the Agreement, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any amount treated as interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement or this Confirmation. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement (but replacing in Section 3(f) the word “Schedule” with the word “Confirmation”) and Section 11(o) of this Confirmation, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement or Section 11(o)(iii) of this Confirmation and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement or Section 11(o)(iii) of this Confirmation and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement (but replacing in Section 3(f) the word “Schedule” with the word “Confirmation”), except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(p) U.S. Stay Regulations. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

(i) “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(q) Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

(r) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by email transmission to the address for Notices indicated above.

Yours sincerely,

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION

By:	/s/ Sanjeet Dewal
Name:	Sanjeet Dewal
Title:	Executive Director

Confirmed as of the date first above written:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Peter J. Arduini
Name:	Peter J. Arduini
Title:	President, Chief Executive Officer

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares.

Electing Party:	Counterparty

Settlement Method

Election Date:	The date that is the earlier of (i) 3 Exchange Business Days prior to the Scheduled Final Averaging Date and (ii) the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Net Share Settlement

Special Settlement:	Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 10 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 11(a) of this Confirmation applies.

Forward Cash Settlement

Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Averaging Dates in the Settlement Valuation Period, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Period:	A number of Scheduled Trading Days necessary or appropriate to unwind a commercially reasonable hedge position in a commercially reasonable manner, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Terminated Date or (ii) the Exchange Business Day immediately following the Termination Date, Dealer shall notify Counterparty of the last Scheduled Trading Day of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Scheduled Trading Day.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2. Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of (i) the absolute value of the Number of Shares to be Delivered and (ii) 100%, plus a commercially reasonable amount determined by Dealer to account for the fact that such Shares will not be registered for resale; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount (with such Shares’ value based on the realizable market value thereof to Dealer (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent in a good faith commercially reasonable manner (the “Restricted Share Value”)), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3. (a) All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(b) As of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them).

(c) As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Counterparty of all reasonable and actual, documented out-of-pocket expenses of Dealer (and any such Affiliate) in connection with such resale up to an amount equal to 2.00% of the amount determined in clause (2) of paragraph 2 above, including all reasonable fees and actual, documented out-of-pocket expenses of one outside counsel for Dealer, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d) Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to Dealer or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Dealer (or an affiliate of Dealer).

(e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

4. If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Dealer shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Dealer or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by similar issuers. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall (i) deliver to Dealer or as directed by Dealer one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to Dealer cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, Dealer shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a settlement to which paragraphs 3 and 4 apply, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

Prepayment Amount:	USD 92,368,421.11

Scheduled Final Averaging Date:	June 1, 2020 (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration Date:	April 17, 2020 (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Initial Shares:	1,303,948 Shares

Price Adjustment Amount:	USD 1.1334

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	50 basis points

Threshold Price:	USD 28.34

Maximum Deliverable Number:	3,259,870 Shares

B-1